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                                                                      EXHIBIT 12

                    ENERGY EAST CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                 SIX MONTHS
                                    ENDED                            CALENDAR YEAR
                                  JUNE 30,     ---------------------------------------------------------
                                    2000         1999        1998        1997        1996        1995
                                 -----------   ---------   ---------   ---------   ---------   ---------
                                                               (THOUSANDS)
Net Income.....................   $149,798     $218,751    $194,205    $175,211    $168,711    $177,969

Add:
  Federal income
    tax--current...............     88,000      646,757      98,427     111,829      79,015      63,502
  Federal income
    tax--deferred..............    (15,084)    (441,721)     38,749       5,884      28,928      52,362
                                  --------     --------    --------    --------    --------    --------
    Pre-tax income.............    222,714      423,787     331,381     292,924     276,654     293,833
Fixed charges..................     59,414      134,754     136,108     136,121     137,243     155,424
                                  --------     --------    --------    --------    --------    --------
Earnings, as defined...........   $282,128     $558,541    $467,489    $429,045    $413,897    $449,257
                                  ========     ========    ========    ========    ========    ========

Fixed Charges:
  Interest on long-term debt...    $43,808      $93,678     $98,040    $104,122    $108,431    $115,687
  Other interest...............      9,022       30,453      21,421      13,192       9,752       8,744
  Amortization of premium and
    expense on debt............      5,006        6,374       6,507       6,502       6,507       6,488
  Interest portion of rental
    charges....................      1,380        1,543       1,557       2,963       3,023       5,784
  Earnings required to cover
    preferred stock dividends
    of subsidiary..............        198        2,706       8,583       9,342       9,530      18,721
                                  --------     --------    --------    --------    --------    --------
Total fixed charges, as
  defined......................   $ 59,414     $134,754    $136,108    $136,121    $137,243    $155,424
                                  ========     ========    ========    ========    ========    ========
Ratio of Earnings to Fixed
  Charges......................       4.75         4.14        3.43        3.15        3.02        2.89
                                  ========     ========    ========    ========    ========    ========
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